[Sentry Bank & Trust Logo]

FOR IMMEDIATE RELEASE

Sentry Bank & Trust Announces New Chief Executive Officer

Cheraw, SC - January 2, 2004 - Great Pee Dee Bancorp, Inc. (NASDAQ:PEDE) announced today that John S. Long has been promoted to Chief Executive Officer of Sentry Bank & Trust, effective January 1, 2004.

Mr. Long joined Sentry Bank & Trust in 1997 as the Chief Operating Officer and was promoted to President in 2003. Under Mr. Long's leadership, Sentry Bank & Trust's assets have increased from $69 million to $152 million, a record-setting gain. Mr. Long was also instrumental in transforming Sentry Bank & Trust from a thrift institution to a banking association and entering the Florence market.

In the announcement, Herbert W. Watts welcomed Mr. Long's promotion. "Under John's capable leadership, the bank will continue to grow and provide excellent services to the communities we serve." Mr. Watts will continue to serve as President and CEO of the Parent Company, Great Pee Dee Bancorp, Inc., as well as Vice-Chairman of the Board of Directors of the Bank. He will focus on strategic planning and other responsibilities of the holding company.

Commenting on his appointment, Mr. Long said, "I am excited about the opportunities at hand and understand the large responsibility we have to our shareholders and customers. I look forward to continued growth and success for Sentry Bank & Trust in 2004."

Sentry Bank & Trust operates branches at 515 Market Street in Cheraw, S.C. and at 452 Second Loop Road in Florence, S.C. It will open a new headquarters at 901 Chesterfield Highway in Cheraw in February. The bank offers accounts and loans to meet the needs of individuals, families, and businesses. It also offers investment services.

Sentry Bank & Trust is a $152 million savings bank serving the Pee Dee area since 1935. It is a subsidiary of Great Pee Dee Bancorp, Inc. The company's stock trades on the NASDAQ market under the symbol "PEDE".

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Contact: Herbert W. Watts
         843-537-7656